Exhibit 21.1

Subsidiaries of Lemonade, Inc.

Lemonade Agency B.V.

Lemonade B.V.

Lemonade Insurance Agency, LLC

Lemonade Insurance Company

Lemonade Insurance N.V.

Lemonade Ltd.